Exhibit 99.1

News media contact:	Investor contact:
Jessica Roy	Steve Elder
Wright Express	Wright Express
207.523.6763	207.523.7769
Jessica_Roy@wrightexpress.com	Steve_Elder@wrightexpress.com
Wright Express to Acquire Market Leading Australian Fleet and Pre-Paid Card Provider
Transaction Expands International Footprint, Diversifies Revenue, and Provides
Immediate Earnings Accretion
SOUTH PORTLAND, MAINE — July 30, 2010 — Wright Express Corporation (NYSE: WXS), a leading provider of payment processing and information management services to the U.S. commercial and government fleet industry, today announced that it has entered into a definitive share purchase agreement to acquire the Australian assets of Retail Decisions consisting of its fleet and prepaid card businesses from Palamon Capital Partners, a private equity firm, and its co-investors Morgan Stanley Alternative Investment Partners and AlpInvest Partners for approximately AU$353 million in cash (approximately US$318 million). The all cash transaction is anticipated to be immediately accretive to the Company’s adjusted net income (which is a non-GAAP measure) and is expected to close in the third quarter, subject to regulatory approval.
This transaction consists of two highly profitable and well-run businesses, each of which is a leader in its respective markets within Australia:
•	ReD Fuel is Australia’s largest multi-branded fuel card issuer with 270,000 cards in circulation. Their fleet cards are accepted at approximately 90% of Australian fuel retailers.

•	ReD Prepaid is the market leading processor of prepaid cards in Australia with approximately 60 percent market share.
For 2009, these businesses generated revenues totaling AU$61.4 million combined. “This transaction is another step in advancing our international strategy,” said Michael Dubyak, chairman and chief executive officer of Wright Express. “ReD Fuel and Prepaid provide us with international revenue diversification in an established, but growing market with an opportunity to further service an estimated nine hundred thousand small fleet vehicles in Australia currently without fuel cards. ReD Fuel will allow us to go to market with full service capabilities in Australia including private label, co-brand, and universal card programs, similar to our North American strategy. In addition to our processing capabilities, we will now be able to provide fully operational services to oil companies in Australia and New Zealand.”
“Importantly, ReD Prepaid’s card business enhances our diversification strategy and provides us a new platform for growth outside of our fleet card business. This complements our successful efforts to diversify the Company’s revenues to reduce fuel-price sensitivity, led by our MasterCard business,” Dubyak said.
BofA Merrill Lynch acted as financial advisor to Wright Express while WilmerHale and Mallesons Stephen Jaques provided legal counsel.
Conference Call Details
Wright Express will host a conference call today, July 30, 2010, at 9:00 a.m. (ET) to discuss the Company’s ReD Australia acquisitions. A live webcast of this conference call will be available at the Investor Relations section of the Company’s website (www.wrightexpress.com). The live conference call also can be accessed by dialing (866) 334-7066 or (973) 935-8463. A replay of the webcast will be available on the Company’s website for approximately one year.
For your convenience, the conference call can be replayed in its entirety beginning from two hours after the end of the call through August 6, 2010. If you wish to listen to the replay of this conference call, please dial (706) 645-9291 and enter passcode “91703745”.
About ReD Australia
ReD Australia is a leading Australian provider of payment processing, prepaid and information management services. ReD Australia captures and combines transaction information from its proprietary network with specialized analytical tools and purchasing control capabilities in a suite of solutions that enable fleets and prepaid customers to manage their businesses more effectively.
About Wright Express
Wright Express is a leading global provider of payment processing and information management services. Wright Express captures and combines transaction information from its proprietary network with specialized analytical tools and purchasing control capabilities in a suite of solutions that enable fleets to manage their vehicles more effectively. The Company’s charge cards are used by commercial and government fleets to purchase fuel and maintenance services for approximately 4.6 million vehicles. Wright Express markets its services directly to fleets and as an outsourcing partner for its strategic relationships and franchisees. The Company’s business portfolio includes a MasterCard-branded corporate card as well as TelaPoint, a provider of supply chain software solutions for petroleum distributors and retailers, and Pacific Pride, an independent fuel distributor franchisee network, as well as international subsidiaries. For more information about Wright Express, please visit wrightexpress.com.
Safe Harbor Statement/Forward Looking Statements
Statements in this press release regarding the proposed transaction between the Company and Target and the proposed transaction between the Company and the Lenders, the expected timetable for completing those transactions, future financial and operating results, benefits of the transactions, future opportunities for the combined company, and any other statements about the Company or ReD’s managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including the failure to complete the financing arrangements contemplated by the commitment letter received in connection with the transaction; the occurrence of any event or proceeding that could give rise to the termination of the agreement; the inability to complete the transaction due to the failure of the closing conditions to be satisfied; the outcome of any legal proceedings that may be instituted in connection with the transaction; difficulties in integrating the Target or a failure to attain anticipated operating results, each of which could affect the accretiveness of the acquisition, and the other factors described in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. The Company undertakes no obligation to update forward looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time. Readers are further advised to review the “Risk Factors” set forth in the Company’s Annual Report on Form 10-K, which further detail and supplement the factors described in this Safe Harbor Statement.